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                                                                  Exhibit (a)(5)

[DRS TECHNOLOGIES LETTERHEAD]



NEWS RELEASE


For information contact:
PATRICIA M. WILLIAMSON                                                  #51 FY03
DRS Technologies, Inc.
(973) 898-1500
or
JOHN ZISKO
Paravant Inc.
(973) 631-6190

FOR IMMEDIATE RELEASE
Monday, October 28, 2002


                    DRS TECHNOLOGIES BEGINS TENDER OFFER FOR
                    ALL OF THE OUTSTANDING SHARES OF PARAVANT

      PARSIPPANY AND MORRISTOWN, N.J., OCTOBER 28 -- DRS Technologies, Inc. (NYSE: DRS) and Paravant Inc. (Nasdaq: PVAT) announced today that Prince Merger Corporation, a wholly-owned subsidiary of DRS, commenced a cash tender offer for all of the outstanding shares of common stock of Paravant at a price of $4.75 per share in cash.

      The tender offer is being made pursuant to an Offer to Purchase, dated October 28, 2002, and in connection with an Agreement and Plan of Merger, dated October 23, 2002, between DRS, Prince Merger Corporation and Paravant. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, November 22, 2002, unless the offer is extended. Following the completion of the tender offer, Prince Merger Corporation will be merged with and into Paravant. Holders of any remaining outstanding common stock of Paravant will receive in the merger the $4.75 price per share in cash.

      Paravant's board of directors has unanimously recommended that its shareholders tender their shares, pursuant to the tender offer. Certain shareholders owning approximately 22 percent of the outstanding common stock of Paravant have agreed to tender their shares in the offer.

      The tender offer is subject to customary regulatory approvals and other closing conditions, including a majority of the fully diluted shares being deposited for tender and not withdrawn.
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      The depositary for the tender offer is Mellon Investor Services, LLC, 85
Challenger Road, Ridgefield Park, New Jersey 07660.

      The dealer manager for the tender offer is Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179.

                                    - more -

      The information agent for the tender offer is D.F. King & Co., Inc., 77 Water Street, New York, New York 10005.

      The tender offer statement and related materials may be obtained free of charge by directing such requests to the information agent, D.F. King & Co., Inc., 77 Water Street, Floor 20, New York, New York 10005, toll free phone (800) 628-8532 or (212) 269-5550.

      The tender offer statement was filed by DRS with the Securities and Exchange Commission (SEC) on Schedule TO, and the solicitation/ recommendation statement was filed by Paravant with the SEC on Schedule 14D-9. Investors and security holders are advised to carefully read these materials, as they will contain important information on deciding whether to tender their shares, as well as on the process for tendering shares. Investors and security holders may obtain these and other documents filed by DRS and Paravant free of charge from either company or from the SEC's web site at http://www.sec.gov.

      Bear, Stearns & Co. Inc. is serving as financial advisor to DRS on the acquisition.

      DRS Technologies provides leading edge products and services to government and commercial customers worldwide. Focused on defense electronics, the company develops and manufactures a broad range of mission critical systems and components in the areas of communications, combat systems, rugged computers, electro-optics, power conversion, data storage, digital imaging, flight safety and space. For more information about DRS Technologies, please visit the company's web site at www.drs.com.

      Paravant is a leading designer and manufacturer of highly engineered, technically advanced, defense electronics for U.S. and allied international military and intelligence agency applications. Headquartered in Morristown, New Jersey, it manufactures rugged computer systems and communications interfaces serving military Command, Control, Communications, Computer, Intelligence and Surveillance (C4ISR) initiatives. Paravant also produces high-speed processing equipment for the intelligence community and offers modernization design and installation services for select rotary- and fixed-wing military aircraft. For more information about Paravant, please visit the company's web site at www.paravant.com.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings.


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